Exhibit 99.1

Neos Therapeutics Reports First Quarter 2017 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, Texas, May 9, 2017 — Neos Therapeutics, Inc. (NASDAQ: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products using its proprietary modified-release drug delivery and orally disintegrating tablet (ODT) technology platforms, today reported financial results for the first quarter ended March 31, 2017 and provided a business update.

“The first year of launch for Adzenys XR-ODT™ continues to be successful and in fact, the numbers show that during the first quarter of 2017, we reached more than 32,000 quarterly prescriptions and more than 13,000 monthly prescriptions for the first time,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “Given the positive physician and patient feedback and continually increasing prescription numbers for Adzenys XR-ODT, we hope to achieve a similar success with the anticipated launch of Cotempla XR-ODT™, our methylphenidate extended-release ODT product, this fall. We expect to use our current infrastructure and salesforce to launch Cotempla XR-ODT as well as our other product candidate, NT-0201, our amphetamine XR liquid suspension, if they are approved.”

Commercial Highlights for Adzenys XR-ODT™

•                  Becoming a Leading Alternative Dosage Form for ADHD: In less than one year on the market, Adzenys XR-ODT™ has become the second most prescribed alternative dosage form product for the treatment of ADHD.

•                  Prescriptions Continue to Show Strong Growth: Since the launch in May 2016 through March 31, 2017, Adzenys XR- ODT™ continued to perform well and the cumulative total number of prescriptions filled for Adzenys XR-ODT, as reported by IMS, were 62,635, including 32,296 for the three months ended March 31, 2017. Monthly prescriptions increased approximately 20% per month during the three months ended March 31, 2017. As of April 28, 2017, the cumulative total number of prescriptions filled for Adzenys XR-ODT, as reported by IMS, were 75,320.

•                  Number of Prescribers Continues to Increase: The number of prescribers of Adzenys XR-ODT continued to grow since launch and as of March 31, 2017,

5,986 health care providers had written prescriptions for the product. As of April 14, 2017, that number had increased to 6,249.

•                  Patients are Switching to Adzenys XR-ODT: Patients switching from another ADHD medication accounted for approximately 74% of all new Adzenys XR-ODT prescriptions, as reported by IMS, as of the week ended April 21, 2017.

•                  Strong Adoptions Across all Patient Types: As of the week ended April 21, 2017, as reported by IMS, 61% of all new Adzenys XR-ODT prescriptions were for pediatric patients and 39% were for adult patients, indicating a broad appeal of Adzenys XR-ODT in all patient types.

Key Recent Accomplishments and Anticipated Milestones for 2017

•                  In February 2017, the Company announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a public offering price of $5.00 per share, before underwriting discounts and commissions. The underwriters for this offering elected to exercise in full their option to purchase an additional 750,000 shares of common stock at the public offering price, less the underwriting discounts and commissions. Net proceeds from this offering were approximately $26.7 million. During the same month, the Company closed on a capital lease line of up to $5 million to finance its capital expenditures for the 2017 fiscal year.

•                  A New Drug Application (NDA) for Cotempla XR-ODT, the Company’s methylphenidate extended-release ODT product, is currently under review at the U.S. Food and Drug Administration (FDA) and its Prescription Drug User Fee Act (PDUFA) goal date is June 19, 2017. If approved, the Company anticipates a launch in the fall of 2017.

•                  A second NDA is also under review for NT-0201, the Company’s amphetamine XR liquid suspension product candidate and its PDUFA goal date is September 15, 2017. If approved, the Company anticipates a launch of this product in January 2018.

Select Financial Results for the First Quarter Ended March 31, 2017

•                  Total product revenues were $5.6 million for the three months ended March 31, 2017, compared to $2.6 million for the same period in 2016.  This includes product revenue associated with dispensed patient prescriptions of Adzenys XR-ODT of $3.1 million and $2.5 million in net sales for generic Tussionex.

•                  Cost of goods sold for the three months ended March 31, 2017 was $4.6 million, compared to $2.7 million for the same period of 2016. The increase was due to increased sales of Adzenys XR-ODT.

•                  Research and development expenses for the three months ended March 31, 2017 were $1.7 million, compared to $2.0 million for the same period in 2016.

•                  Selling and marketing expenses were $10.7 million for the three months ended March 31, 2017, compared to $6.4 million for the same period in 2016. The increased expense was due to commercial sales organization and other selling costs associated with the commercialization of Adzenys XR-ODT, which launched in May 2016.

•                  General and administrative expenses for the three months ended March 31, 2017 were $3.5 million, compared to $3.3 million for the same period in 2016.

•                  The Company reported a net loss of $17.1 million in the three months ended March 31, 2017, compared to $12.6 million for the same period in 2016.

•                  At March 31, 2017, the Company held $43.7 million in cash and cash equivalents and $10.6 million in short-term investments.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 94755525.  A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT™, indicated for the treatment of ADHD in patients 6 years of age and older, is the first approved product using the Company’s extended-release (XR)-orally disintegrating tablet (ODT) technology platform. Neos, which is initially focusing on the treatment of ADHD, has filed New Drug Applications with the U.S. Food and Drug Administration for two other branded product candidates that are XR medications in ODT or oral suspension dosage forms. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®, an XR oral suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.(1)

(1)Tussionex® is a registered trademark of the UCB Group of Companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-ODTTM, the regulatory submissions, including PDUFA review periods and approvals, marketing plans and timing and the therapeutic potential of Cotempla XR-ODT and NT-0201. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,”

“projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully obtain regulatory approval of our Cotempla XR-ODT and NT-0201  product candidates, the timing of such approval, our ability to market and sell our product candidates  and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	March 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$43,661	$24,352
Short-term investments	10,571	15,430
Accounts receivable, net of allowances for chargebacks and cash discounts of $2,371 and $950, respectively	11,852	6,135
Inventories	5,592	5,767
Deferred contract sales organization fees	623	720
Other current assets	2,356	2,865
Total current assets	74,655	55,269

Property and equipment, net	6,953	7,076
Intangible assets, net	15,189	15,579
Other assets	2,219	2,218

Total assets	$99,016	$80,142

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$6,985	$7,798
Accrued expenses	7,065	5,264
Deferred revenue	4,933	3,662
Current portion of long-term debt	6,996	4,921

Total current liabilities	25,979	21,645

Long-Term Liabilities:
Long-term debt, net of current portion	59,010	58,599
Deferred rent	1,151	1,174
Other long-term liabilities	266	272

Total long-term liabilities	60,427	60,045

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 100,000,000 authorized at March 31, 2017 and December 31, 2016; 22,579,541 and 22,560,635 issued and outstanding at March 31, 2017, respectively; 16,079,902 and 16,060,996 issued and outstanding at December 31, 2016, respectively	23	16
Treasury stock, at cost, 18,906 shares at March 31, 2017 and December 31, 2016	(232)	(232)
Additional paid-in capital	230,030	198,787
Accumulated deficit	(217,208)	(200,118)
Accumulated other comprehensive loss	(3)	(1)

Total stockholders’ equity (deficit)	12,610	(1,548)

Total liabilities and stockholders’ equity	$99,016	$80,142

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Net product sales	$5,627	$2,583

Cost of goods sold	4,615	2,756
Gross profit (loss)	1,012	(173)

Research and development	1,724	1,977
Selling and marketing expenses	10,706	6,424
General and administrative expenses	3,539	3,291

Loss from operations	(14,957)	(11,865)

Interest expense	(2,211)	(1,012)
Other income, net	78	263

Net loss	$(17,090)	$(12,614)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	19,624,712	16,025,318

Net loss per share of common stock, basic and diluted	$(0.87)	$(0.79)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com